Exhibit 4.38

December 23, 2011

James Hamilton
Orangeville, Ontario

Re: Employment Agreement

Reference is made to the Employment Agreement between Olympus Pacific Minerals Inc. and James W. Hamilton dated January 1, 2008 (the “Employment Agreement”). The Employment Agreement is hereby amended by extending the term of the agreement until June 30, 2012. In addition, Schedule “B” to the Employment Agreement is hereby deleted and replaced with the attached Schedule “B”.

OLYMPUS PACIFIC MINERALS INC. Per: “John Seton”
Name:	John Seton
Title:	Chief Executive Officer

Confirmed and Agreed to by:

“James Hamilton”
JAMES HAMILTON

Suite 500    10 King Street East    Toronto, Ontario  M5C 1C3
Telephone  416 572 2525    Fax  416 572 4202   Toll Free  888 902 5522

SCHEDULE “B”
FEE SCHEDULE AND CRITERIA FOR BONUS

(a)	Name: James Hamilton

(b)	Position: Vice President, Investor Relations

(c)	Full Year: 1 January 2012 to 30 June 2012

(d)	TOTAL Direct Compensation Target, made up from (e) Annual Base Salary, (f) STIP $ Target Bonus, (g) LTIP $ Target Opportunity = C$ 227,400

(e)	Annual Base Salary = C$ 148,000

Incentive Bonus

(f)	Your STIP Target $ Bonus and as % of Annual Base Salary are:

Target: C$44,400 or 30%; or Threshold C$22,200 or 15%; or Maximum C$66,600 or 45%.

The 2012 STIP targets will be company-wide and the method of assessment of achievement will be communicated to you in January 2012.

The 2011 STIP targets are company-wide and achievement is assessed by the Compensation Committee, against the following:

a.	Production
1/3 reaching quarterly Budgeted YTD ounces produced

[Threshold = 90% - 95%, Target = 95% to 100%, Maximum = 101%+];

b.	Financial

1/3 reaching quarterly Budgeted  YTD cash from operations after all costs & overheads (including corporate and working capital changes) have been paid and generally achieving the programme & budget as approved

[Threshold = 90% - 95%, Target = 95% to 100%, Maximum = 101%+];

c.	Exploration

1/6 improving categorization/quality of existing resources and delineating between 500,000 and 800,000 additional NI 43-101 / JORC verifiable oz
[Threshold = 500s, Target = 600s, Maximum = 700s], and
1/6 delineating between 250,000 and 500,000 oz geological potential (Exploration)
[Threshold = 250-299, Target = 300s potential, Maximum = 400s].

(g)	Annual Long Term Incentive Plan (“LTIP”) target bonus to be added to Annual Base Salary

(i)	$ Opportunity: C$17,500 worth of Olympus share options, as detailed in the Share Option Agreement relating to the 26 September 2011 granting.

(ii)	Black Scholes Conversion Details are available for your information.

(h)	Account Details for Payments to be detailed on your invoice

(i)	Currency for payment is Canadian Dollars

(j)	Name for LTIP Options as per Share Option Agreement James W. Hamilton

(k)	Reimbursable Expenses and expatriate benefits: Travel and general business related expenses as per agreed policies on the Company’s internal website from time to time..

(l)	Performance Criteria: Meet requirements as specified from time to time by the CEO and / or the CFO.